Exhibit 99.1

Technical Communications Corporation Reports Results for the Second Fiscal Quarter Ended March 27, 2010

CONCORD, Mass.--(BUSINESS WIRE)--April 28, 2010--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for the fiscal quarter ended March 27, 2010. For the second quarter of the Company’s 2010 fiscal year, the Company reported a net loss of $(87,000), or $(0.05) per share, on revenue of $3,576,000, as compared to net income of $225,000, or $0.16 per share, on revenue of $2,056,000 for the quarter ended March 28, 2009. For the six months ended March 27, 2010, the Company reported net income of $2,269,000, or $1.48 per share, on revenue of $8,340,000, as compared to net income of $431,000, or $0.30 per share, on revenue of $3,900,000 for the six months ended March 28, 2009.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, “We are pleased that our financial results continue to be positive. The second quarter resulted in an increase in revenue and operating income. There was however a net loss due to the need to record an income tax provision upon the expected utilitzation of our prior year NOL's based on a revised forecast for the fiscal year driven by recent orders. As previously reported, the Company recently received orders valued at approximately $9.7 million for a major expansion of its DSP 9000 RF Encryption System to be deployed in Afghanistan. Net income before income taxes was $923,000 for the quarter ended March 27, 2010 as compared to $225,000 for the quarter ended March 28, 2009.”

Mr. Guild continued, “These new orders have substantially increased our current backlog to $14.8 million. TCC anticipates making shipments on these contracts on an accelerated basis, primarily in fiscal 2010 and early 2011. This will result in record revenue levels for fiscal 2010. Upon completion of these deliveries, our revenue is expected to return to the more modest levels achieved during the recent past. The Company continues to expand its market for the DSP9000 RF Encryption System to new customers which can benefit from a universal security solution which can be applied to their existing radio communications suite of equipment.”

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company’s ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended December 26, 2009 and its Annual Report on Form 10-K for the fiscal year ended September 26, 2009.

Technical Communications Corporation

Condensed consolidated income statements
	Quarter Ended
	(Unaudited)
	3/27/2010	3/28/2009
Net sales	$3,576,000	$2,056,000
Gross profit	2,147,000	1,264,000
S, G & A expense	894,000	599,000
Product development costs	331,000	451,000
Operating income	922,000	214,000
Income tax expense (benefit)	1,010,000	-
Net income (loss)	(87,000)	225,000
Net income (loss) per share:
Basic	$ (0.05)	$0.16
Diluted	$(0.05)	$0.14

	Six Months Ended
	(Unaudited)
	3/27/2010	3/28/2009
Net sales	$8,340,000	$3,900,000
Gross profit	5,703,000	2,449,000
S, G & A expense	1,632,000	1,257,000
Product development costs	858,000	792,000
Operating income	3,213,000	400,000
Income tax expense (benefit)	947,000	-
Net income	2,269,000	431,000
Net income per share:
Basic	$1.48	$0.30
Diluted	$1.31	$0.26

Condensed consolidated balance sheets
	3/27/2010	9/26/2009
	(unaudited)	(derived from audited financial statements)
Cash	$4,640,000	$5,418,000
Accounts receivable, net	385,000	403,000
Inventory	2,288,000	2,415,000
Deferred income taxes	381,000	566,000
Other current assets	122,000	180,000
Total current assets	7,816,000	8,982,000
Property and equipment, net	331,000	340,000
Total assets	$8,147,000	$9,322,000

Accounts payable	374,000	250,000
Accrued expenses and other current liabilities	1,552,000	2,359,000
Total current liabilities	1,926,000	2,609,000
Total stockholders’ equity	6,221,000	6,713,000
Total liabilities and stockholders’ equity	$8,147,000	$9,322,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com